CONTACTS:          Rodney C.  Sacks
                        Chairman  and Chief  Executive  Officer
                        (951) 739-6200

                        Hilton H. Schlosberg
                        Vice Chairman
                        (951) 739-6200

                        Roger S. Pondel
                        PondelWilkinson Inc.
                        (310) 279-5980




                             HANSEN NATURAL REPORTS
                    RECORD SECOND QUARTER SALES AND PROFITS

           --- Net Sales Increase 85.5 percent, Net Income Triples --

     Corona, CA - August 9, 2005 - Hansen Natural Corporation (NASDAQ:HANS) today reported record financial results, including sharp increases in sales and profits, for the second quarter and six months ended June 30, 2005.
     Gross sales for the second quarter increased 79.4 percent to $102.5 million from $57.1 million a year earlier. Net sales for the second quarter increased
85.5 percent to $85.4 million from $46.1 million a year ago.
     Operating income for the second quarter tripled to $25.4 million from $8.4 million a year ago. Net income for the second quarter tripled to $15.2 million, or $0.63 per diluted share on a post-split basis, from $5.1 million or $0.22 per diluted share on a post-split basis, last year.
     Gross sales for the six months ended June 30, 2005 increased 84.3 percent to $175.5 million from $95.2 million a year earlier. Net sales for the first half of 2005 were up 88.0 percent to $145.5 million from $77.4 million a year ago.
     Operating income for the six months ended June 30, 2005 advanced 232.6 percent to $40.1 million from $12.0 million a year ago. Net income for the 2005 year-to-date period increased 231.8 percent to $24.1 million, or $0.99 per diluted share on a post-split basis, from $7.3 million, or $0.31 per diluted share on a post-split basis, last year.

     On July 18, 2005, the company announced a 2-for-1 split of Hansen Natural common stock, to be effected in the form of a 100% stock dividend, distributed via mail or electronically on or after August 8, 2005 to record holders of the company's common stock as of the close of business (EST) on August 1, 2005. It is anticipated that the stock will begin trading on a post-split basis today, August 9, 2005.
     Rodney C. Sacks, chairman and chief executive officer, said the exceptional performance reflected record sales of Monster EnergyTM drinks, which includes low carbohydrate ("Lo-Carb") Monster EnergyTM drinks, as well as sales of
Monster EnergyTM "Assault"TM energy drinks which were introduced in September 2004, increases in sales by volume, primarily of Hansen's(r) and Junior Juice(r) children's juice drinks in aseptic packaging and Hansen's(r) apple juice and juice blends. The increase in net sales was also attributable, to a lesser extent, to sales of Lost(r) Energy drinks, introduced in January 2004, JokerTM energy drinks, introduced in January 2005, and RumbaTM energy juice, introduced in December 2004.
     The increase in net sales was partially offset by lower sales by volume of Hansen's(r) energy and functional drinks, including Deuce energy in 16-ounce cans, private label isotonic beverages, E2O Energy Water(r) drinks and smoothies in cans.
     Gross profit as a percentage of net sales for the quarter increased to 52.6 percent, from 45.1 percent for the comparable 2004 quarter. Selling, general and administrative expense as a percentage of net sales decreased to 22.9 percent, from 26.8 percent in the previous year.
     The company will host an investor conference call on August 9, 2005 at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.fulldisclosure.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both web sites.
     Hansen Natural Corporation markets and distributes Hansen's(r) Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade(r) energy sports drinks, E20 Energy Water(r), functional drinks, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice(r) juice, iced teas, lemonades and juice cocktails, apple juice, cider and juice blends, Blue Sky(r) brand carbonated beverages, Monster EnergyTM brand energy drinks, Lost(r) EnergyTM brand energy drinks, RumbaTM brand energy juice and JokerTM brand energy drinks. Hansen can be found on the Web at www.hansens.com.

     Certain statements made in this announcement may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms/or important factors, many of which are outside of the control of the company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following:
Changes in consumer preferences, changes in demand that are weather related, particularly in areas outside of California, competitive pricing and/or marketing pressures, changes in the price and/or availability of raw materials for the company's products, the availability of production and/or suitable facilities, the marketing efforts of the distributors of the company's products, most of which distribute products that are competitive with the products of the company, the introduction of new products, as well as unilateral decisions that may be made by convenience and/or grocery chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the company's products that they are carrying at any time. Management further notes that the company's plans and results may be affected by any change in the availability of the company's credit facilities and the actions of its creditors.

                                     # # #
                                 (table below)

                           HANSEN NATURAL CORPORATION
                       Consolidated Statements of Income
               For the Three Months Ended June 30, 2005 and 2004


                                                 Three Months Ended                   Six Months Ended
                                                     June 30,                              June 30,
                                       ----------------------------------   -----------------------------------
                                             2005              2004                  2005                2004
                                       ----------------  ----------------   ----------------   ----------------

GROSS SALES, net of                      $ 102,499,664      $ 57,120,726       $175,461,754        $95,209,244
  discounts & returns

LESS:  Allowances and
     promotional payments                   17,059,109        11,057,183         30,006,927         17,846,918
                                      -----------------  ----------------   ----------------   ----------------
NET SALES                                   85,440,555        46,063,543        145,454,827         77,362,326
COST OF SALES                               40,513,477        25,304,614         70,198,431         42,695,576
                                      -----------------  ----------------   ----------------   ----------------
GROSS PROFIT                                44,927,078        20,758,929         75,256,396         34,666,750
OPERATING EXPENSES:
Selling, general and
     administrative                         19,558,402        12,335,494         35,149,974         22,578,732
Amortization of trademark                       13,838            19,269             28,084             39,365
                                      -----------------  ----------------   ----------------   ----------------
     Total operating expenses               19,572,240        12,354,763         35,178,058         22,618,097
                                      -----------------  ----------------   ----------------   ----------------
OPERATING INCOME                            25,354,838         8,404,166         40,078,338         12,048,653

NET NONOPERATING
     INCOME (EXPENSE)                          253,876            (8,434)           371,394            (19,048)
                                      -----------------  ----------------   ----------------   ----------------
INCOME BEFORE
     PROVISION FOR
     INCOME TAXES                           25,608,714         8,395,732         40,449,732         12,029,605
                                      -----------------  ----------------   ----------------   ----------------
PROVISION FOR
     INCOME TAXES                           10,363,016         3,317,583         16,359,321          4,768,175
                                      -----------------  ----------------   ----------------   ----------------
NET INCOME                               $  15,245,698      $  5,078,149       $ 24,090,411        $ 7,261,430
                                      =================  ================   ================   ================
NET INCOME PER COMMON SHARE:
     Basic                               $        0.69      $       0.24       $       1.09        $      0.35
                                      =================  ================   ================   ================
     Diluted                             $        0.63      $       0.22       $       0.99        $      0.31
                                      ================== ================   ================   ================
NUMBER OF COMMON SHARES USED
     IN PER SHARE COMPUTATIONS:
     Basic                                  21,951,404        21,041,360         22,030,514         20,955,450
                                      =================  ================   ================   ================
     Diluted                                24,385,238        23,364,620         24,320,754         23,183,736
                                      =================  ================   ================   ================
